Exhibit 99.1

Ocuphire Pharma Announces Appointment of George Magrath, M.D., M.B.A., M.S., as Chief Executive Officer and Director

 Dr. Magrath Brings Proven Executive Leadership, Medical and Clinical Expertise in Ophthalmic Drug Development

FARMINGTON HILLS, Mich., November 1, 2023 (GLOBE NEWSWIRE) – Ocuphire Pharma, Inc. (Nasdaq: OCUP), a clinical-stage ophthalmic biopharmaceutical company focused on developing and commercializing small-molecule therapies for the treatment of retinal and refractive eye disorders, today announced the appointment of George Magrath, M.D., M.B.A., M.S., as Chief Executive Officer and member of the Board of Directors, effective today.

Dr. Magrath succeeds Rick Rodgers, M.B.A., Interim Chief Executive Officer and President since April 2023. Mr. Rodgers will remain on the company’s Board of Directors.

“We are thrilled to have Dr. Magrath, a highly accomplished pharmaceutical executive with extensive business, financial, and medical expertise, join Ocuphire as Chief Executive Officer,” said Cam Gallagher, Chairman of Ocuphire Pharma’s Board of Directors. “With a successful track record in strategy, P&L performance, and value creation, and as a board-certified ophthalmologist with experience in drug development, Dr. Magrath is ideally suited to establish Ocuphire as a leading company in retina. On behalf of the board, I would like to welcome George and also to thank Rick Rodgers for his leadership as Interim Chief Executive Officer.”

“It’s unique that innovative and impactful science comes together with such a talented team at a true value inflection point,” stated Dr. Magrath. “I am excited to lead Ocuphire as we advance the clinical development of our lead retina asset, APX3330, targeting the progression of diabetic retinopathy with an elegant mechanism of action and impressive Phase 2 results to create a promising potential therapy for our patients. Additionally, we look forward to continuing the partnership with Viatris on the development of phentolamine ophthalmic solution 0.75% (POS) in refractive indications.”

Dr. Magrath was most recently the Chief Executive Officer of Lexitas Pharmaceutical Services, Inc., where he led the company through significant growth, broadened its business lines, and increased revenue substantially. He successfully led Lexitas through the acquisition and integration process with QHP Capital, creating a premier ophthalmology contract research organization and generating significant value for investors. Prior to Lexitas, Dr. Magrath served as Medical Director to Hovione Pharmaceuticals, LLC, responsible for developing and advancing the company’s proprietary drugs in dermatology, ophthalmology and respiratory.  He has served on many industry advisory boards and has authored numerous peer-reviewed publications. Dr. Magrath received his medical degree from the Medical University of South Carolina, M.B.A. from The Citadel - The Military College of South Carolina, M.S. in Applied Economics from Johns Hopkins University, and B.S. in Biological Chemistry from Clemson University.

About Ocuphire Pharma

Ocuphire Pharma, Inc. is a clinical-stage ophthalmic biopharmaceutical company focused on developing and commercializing small-molecule therapies for the treatment of retinal and refractive eye disorders.

Ocuphire’s lead retinal product candidate, APX3330, is a first-in-class small-molecule inhibitor of Ref-1 (reduction oxidation effector factor-1 protein). Ref-1 is a regulator of transcription factors such as HIF-1a and NF-kB. Inhibiting REF-1 reduces levels of vascular endothelial growth factor (“VEGF”) and inflammatory cytokines which are known to play key roles in ocular angiogenesis and inflammation. Through inhibition of Ref-1, APX3330 normalizes the levels of VEGF to physiologic levels, unlike biologics that deplete VEGF below the levels required for normal function. APX3330 is an oral tablet to be administered twice per day for the treatment of diabetic retinopathy (“DR”) and diabetic macular edema (“DME”). A phase 2 study in subjects with DR or DME has recently been completed, and an End-of-Phase 2 meeting is confirmed with the U.S. Food and Drug Administration (“FDA”) in Q4 2023.

DR affects approximately 10 million people with diabetes and is projected to impact over 14 million Americans by 2050. DR is classified as Non-Proliferative Diabetic Retinopathy (“NPDR”), the early stage of the disease in which symptoms may be mild or nonexistent or Proliferative Diabetic Retinopathy (“PDR”) which is the more advanced stage of diabetic eye disease that can be highly symptomatic with loss of vision. Approximately 80% of DR patients have NPDR that will progress to PDR if left untreated. Despite the risk for visual loss associated with this disease, over 90% of NPDR patients currently receive no course of treatment apart from observation by their eye care specialist until they develop sight-threatening complications. This is due to the treatment burden of the frequent eye injections required with currently approved therapies for this disease. APX3330 as an oral tablet has the potential to be an early, non-invasive treatment for the 8 million NPDR patients in the US. Treatment with APX3330 is expected to delay or prevent progression of NPDR, thereby reducing the need for expensive intravitreal injections with anti-VEGF therapies and reducing the likelihood of vision loss due to DR.

Ocuphire has also in-licensed APX2009 and APX2014, which are second-generation analogs of APX3330. The unique dual mechanism of action of these Ref-1 inhibitors of reducing angiogenesis and inflammation could potentially be beneficial in treating other retinal diseases such as age-related macular degeneration, and geographic atrophy. Ocuphire is currently evaluating local delivery routes in addition to the systemic (oral) route as part of its pipeline expansion in retinal therapies.

Ocuphire has a partnership with Viatris, Inc. to develop and commercialize Phentolamine Ophthalmic Solution 0.75% (“POS”). POS is a non-selective alpha-1 and alpha-2 adrenergic antagonist designed to reduce pupil size by uniquely blocking the alpha-1 receptors found on the iris dilator muscle without affecting the ciliary muscle. In September 2023, the FDA approved POS under the name RYZUMVI™ (phentolamine ophthalmic solution) 0.75% to treat pharmacologically-induced mydriasis produced by adrenergic agonists (e.g., phenylephrine) or parasympatholytic agents (e.g., tropicamide). POS is also in Phase 3 clinical development for the treatment of presbyopia and dim light (night) vision disturbances.

For more information, visit www.ocuphire.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the End-of-Phase 2 meeting with the FDA to confirm Phase 3 registration endpoints and study parameters. These forward-looking statements are based upon Ocuphire’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation: (i) the success and timing of regulatory submissions and pre-clinical and clinical trials, including enrollment and data readouts; (ii) regulatory requirements or developments; (iii) changes to clinical trial designs and regulatory pathways; (iv) changes in capital resource requirements; (v) risks related to the inability of Ocuphire to obtain sufficient additional capital to continue to advance its product candidates and its preclinical programs; (vi) legislative, regulatory, political and economic developments, (vii) changes in market opportunities, (viii) the effects of COVID-19 on clinical programs and business operations, (ix) risks that the phentolamine ophthalmic solution partnership may not facilitate the commercialization or market acceptance of Ocuphire’s product candidates; (x) the success and timing of commercialization of any of Ocuphire’s product candidates and (xi) the maintenance of Ocuphire’s intellectual property rights. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors detailed in documents that have been and may be filed by Ocuphire from time to time with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Ocuphire undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Corporate	Investor Relations
George Magrath, M.D., M.B.A., M.S. CEO	Corey Davis, Ph.D. LifeSci Advisors
ir@ocuphire.com	cdavis@lifesciadvisors.com